                             NETGUARD SYSTEMS, INC.
                              FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
                             MARCH 31, 1996 AND 1995

                                                          NETGUARD SYSTEMS, INC.
                                                                        CONTENTS
                                                            AS OF MARCH 31, 1996

================================================================================

                                                                         Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                         1

FINANCIAL STATEMENTS

    Balance Sheet                                                          2

    Statements of Operations                                               3

    Statement of Stockholders' Deficiency                                  4

    Statements of Cash Flows                                               5

    Notes to Financial Statements                                       6 - 11

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of NetGuard Systems, Inc.

We have audited the accompanying balance sheet of NetGuard Systems, Inc. as of March 31, 1996, and the related statements of operations, stockholders' deficiency, and cash flows for each of the two years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NetGuard Systems, Inc. as of March 31, 1996, and the results of its operations and cash flows for each of the two years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $1,420,323 for the year ended March 31, 1996, had negative cash flows from operations, and as of March 31, 1996, the Company's current liabilities exceeded its current assets by $2,523,633. These factors among others, as discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
May 6, 1997

                                                          NETGUARD SYSTEMS, INC.
                                                                   BALANCE SHEET
                                                            AS OF MARCH 31, 1996
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
================================================================================



                                     ASSETS

CURRENT ASSETS
    Cash and cash equivalents (Note 1)                                           $       2,168
    Inventory (Note 1)                                                                   7,900
                                                                                 -------------

        Total current assets                                                            10,068

FURNITURE AND EQUIPMENT, net (Notes 1 and 2)                                            36,057
                                                                                 -------------

               TOTAL ASSETS                                                      $      46,125
                                                                                 =============


                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
    Notes payable - stockholder (Note 3)                                         $   1,410,568
    Accounts payable                                                                   174,707
    Accrued expenses                                                                   948,426
                                                                                 -------------

        Total current liabilities                                                    2,533,701
                                                                                 -------------
COMMITMENTS AND CONTINGENCIES (Note 4)

STOCKHOLDERS' DEFICIENCY (Note 4)
    Preferred stock, no par value
        4,000,000 shares authorized
        no shares issued and outstanding                                                     -
    Common Stock, no par value
        5,000,000 shares authorized
        3,116,176 shares issued and outstanding                                      1,070,406
    Accumulated deficit                                                             (3,557,982)
                                                                                 -------------
        Total stockholders' deficiency                                              (2,487,576)
                                                                                 -------------
           TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                        $      46,125
                                                                                 =============


   The accompanying notes are an integral part of these financial statements.
                                        2

                                                          NETGUARD SYSTEMS, INC.
                                                        STATEMENTS OF OPERATIONS
                                                   FOR THE YEARS ENDED MARCH 31,
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
================================================================================

                                                    1996           1995
                                                -----------    -----------

NET SALES ...................................   $   132,900    $   307,515

COST OF SALES ...............................        68,565         81,571
                                                -----------    -----------

GROSS PROFIT ................................        64,335        225,944

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES     1,400,223      1,429,466
                                                -----------    -----------

LOSS FROM OPERATIONS ........................    (1,335,888)    (1,203,522)
                                                -----------    -----------

OTHER INCOME (EXPENSE)
    Other income ............................            --          5,028
    Interest expense ........................      (102,529)       (60,146)
    Other expense ...........................          (841)            --
    IRS forgiveness (Note 1) ................        19,735             --
                                                -----------    -----------

        Total other income (expense) ........       (83,635)       (55,118)
                                                -----------    -----------

LOSS BEFORE PROVISION FOR INCOME TAXES ......    (1,419,523)    (1,258,640)

PROVISION FOR INCOME TAXES (Note 5) .........           800            800
                                                -----------    -----------

NET LOSS ....................................   $(1,420,323)   $(1,259,440)
                                                ===========    ===========

NET LOSS PER SHARE ..........................   $     (0.47)   $     (0.40)
                                                ===========    ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING ..     3,045,072      3,116,176
                                                ===========    ===========


   The accompanying notes are an integral part of these financial statements.
                                       3

                                                          NETGUARD SYSTEMS, INC.
                                           STATEMENT OF STOCKHOLDERS' DEFICIENCY
                                                   FOR THE YEARS ENDED MARCH 31,
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
================================================================================


                                           Common Stock          Accumulated
                                      Shares         Amount        Deficit         Total
                                   -----------    -----------    -----------    -----------
BALANCE, APRIL 1, 1994 .........     2,986,176    $   437,500    $  (878,219)   $  (440,719)

SHARES ISSUED FOR CASH .........       130,000        364,500             --        364,500

NET LOSS .......................                                  (1,259,440)    (1,259,440)
                                   -----------    -----------    -----------    -----------

BALANCE, MARCH 31, 1995 ........     3,116,176        802,000     (2,137,659)    (1,335,659)
                                   -----------    -----------    -----------    -----------

ADDITIONAL CAPITAL CONTRIBUTIONS
    (Note 1) ...................            --        268,406             --        268,406

NET LOSS .......................                                  (1,420,323)    (1,420,323)
                                   -----------    -----------    -----------    -----------

BALANCE, MARCH 31, 1996 ........     3,116,176    $ 1,070,406    $(3,557,982)   $(2,487,576)
                                   ===========    ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.
                                       4

                                                          NETGUARD SYSTEMS, INC.
                                                        STATEMENTS OF CASH FLOWS
                                                   FOR THE YEARS ENDED MARCH 31,
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
================================================================================

                                                                       1996            1995
                                                                 -------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                     $  (1,420,323)  $  (1,259,440)
    Adjustments to reconcile net loss to net cash
        used in operating activities
           Depreciation and amortization                                13,379          12,450
    (Increase) decrease in
        Accounts receivable                                              8,875          19,632
        Inventory                                                       76,138         (80,824)
        Employee advance                                                 4,329          (1,793)
        Prepaid expenses                                                   365           9,635
        Deposits                                                         1,555          (1,555)
    Increase (decrease) in
        Accounts payable                                                81,012          30,758
        Accrued expenses                                               435,910         310,122
                                                                 -------------   -------------

                  Net cash used in operating activities               (798,760)       (961,015)
                                                                 -------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of furniture and equipment                                      -         (27,668)
                                                                 -------------   -------------

                  Net cash used in investing activities                      -         (27,668)
                                                                 -------------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from the issuance of notes payable to stockholders        520,463         615,000
    Proceeds from the sale of common stock and other capital
        contributions                                                  268,411         364,500
                                                                 -------------   -------------

                  Net cash provided by financing activities            788,974         979,500
                                                                 -------------   -------------

                      Net decrease in cash and cash equivalents         (9,786)         (9,183)
                                                                 -------------   -------------

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                           11,954          21,137
                                                                 -------------   -------------

CASH AND CASH EQUIVALENTS - END OF YEAR                          $       2,168   $      11,954
                                                                 =============   =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
    INTEREST PAID                                                $       4,192   $      60,146
                                                                 =============   =============

    TAXES PAID                                                   $           -   $         800
                                                                 =============   =============

During 1996, the Company issued notes payable in the amount of $98,338 in lieu of interest.


   The accompanying notes are an integral part of these financial statements.

                                                          NETGUARD SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                                  MARCH 31, 1996
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
================================================================================


NOTE 1 - SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

        Business and Organization
        NetGuard Systems, Inc. ("NetGuard" or the "Company") designs, manufactures, and sells fault-tolerant systems aimed at the Novell NetWare and Microsoft Windows NT file server market. NetGuard's products are combinations of both hardware and software that monitor the activity of the file server. When a failure of the server occurs, NetGuard's system automatically switches server operations to a standby server and reboots the operating system. NetGuard's systems reduce network downtime attributed to file server failure. NetGuard systems are sold through a chain of both domestic and international network re-sellers.

        In September 1994, NetGuard entered into an Investment Agreement with an investment banker in which the investment banker would invest $3,000,000 into NetGuard. The investment banker completed a technical and financial audit during the subsequent few months. The investment banker disclosed to NetGuard that there would be a short delay in the closing date of the investment. In order to keep the sales, support, and engineering team on track, NetGuard's management made a decision to delay payment of the federal tax deposits until the time that the investment banker actually made the investment. The delay from the investment banker continued much longer than originally anticipated. On June 30, 1995, the Internal Revenue Service ("IRS") visited NetGuard and placed a lien against the Company. The Company worked closely with the IRS over the next few months while the investment banker worked around the problem that caused their investment delay. In October 1995, the IRS foreclosed on NetGuard. An arrangement was struck with a NetGuard investor and stockholder to acquire the assets of NetGuard at the IRS's auction. The stockholder successfully bid in excess of $35,000 for the NetGuard assets at the IRS auction held on October 28, 1995. This bid amount satisfied the non-trust fund portion of the unpaid Internal Revenue taxes. The stockholder subsequently contributed the assets back to NetGuard. Certain officers of the Company personally assumed the financial responsibility for the trust fund and penalty portion of the unpaid Internal Revenue taxes which totaled $69,235, of which the IRS made an agreement to accept $49,500, which was paid in full to the IRS on April 27, 1997 and forgave the remaining balance of $19,735. NetGuard continued to operate until May 8, 1996 at which date the corporation was dissolved.

        Since the assets seized by the IRS were subsequently contributed back to the Company by the stockholder, the amount paid for the assets by the stockholder has been shown as a capital contribution in the accompanying financial statements. In addition, the $49,500 liability assumed by certain officers of the Company has also been shown as a capital contribution. On May 9, 1996, NetGuard Technologies, Inc. was formed, and it continued the business operations of NetGuard with the same officers and directors as well as the same shareholder base.

                                                          NETGUARD SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                                  MARCH 31, 1996
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
================================================================================



NOTE 1 - SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Basis of Presentation
        The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. During the year ended March 31, 1996, the Company had a net loss of $1,420,323, had negative cash flows from operations, and the Company's current liabilities exceeded its current assets by $2,523,633. The Company's ability to generate positive cash flows depends on its ability to maintain a level of revenues sufficient to meet its obligations and sustain its operations. The Company has had limited sales to date and has sustained substantial operating losses since inception due to its inability to generate a sufficient level of revenues. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

        In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to continue to meet its financing requirements and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

        As previously discussed, management of the Company decided to cease the Company's operations on May 8, 1996 and formed a new company on May 9, 1997 that operates in substantially the same business as the Company.

        Cash Equivalents
        For purposes of the statements of cash flows, the Company considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.

        Inventory
        Inventories, which consist primarily of finished goods, are stated at the lower of cost (first-in, first-out method) or market.

                                                          NETGUARD SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                                  MARCH 31, 1996
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
================================================================================


NOTE 1 - SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Furniture and Equipment
        Furniture and equipment are stated at cost. The Company provides for depreciation and amortization using accelerated and straight-line methods over the estimated useful lives of 5 years as follows:

               Computers                                         5 years
               Furniture and fixtures                            5 years
               Trade show equipment                              5 years

        Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of furniture and equipment are reflected in the statement of operations.

        Revenue Recognition
        Revenue is recognized upon the shipment of products to the customer.

        Concentrations of Credit Risk
        The Company sells its products to customers throughout the United States. The Company's sales are not materially dependent on a single customer or small group of customers. The Company performs ongoing credit evaluations of its customers. The Company maintains reserves for potential credit losses based on historical credit write-offs.

        Income Taxes
        The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

        Net Loss Per Share
        Net loss per share is based on the weighted average number of common and common equivalent shares outstanding during each year.

        Fair Value of Financial Instruments
        The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash, accounts payable, and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates offered to the Company for notes payable of similar maturities are substantially the same.

                                                          NETGUARD SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                                  MARCH 31, 1996
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
================================================================================


NOTE 1 - SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Estimates
        In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Previously Issued Accounting Pronouncements
        In November 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant, and is recognized over the periods in which the related services are rendered. SFAS 123 also permits companies to elect to continue using the current implicit value accounting method specified in Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company has elected to use the implicit value based method and will disclose the pro forma effect of using the fair value based method to account for its stock-based compensation, if and when, any stock options are granted under the Company's stock option plan.


NOTE 2 - FURNITURE AND EQUIPMENT

        Furniture and equipment at March 31, 1996 consist of the following:

               Computers                                                         $      55,155
               Furniture and fixtures                                                    5,577
               Trade show equipment                                                      6,148
                                                                                 -------------

                                                                                        66,880
               Less accumulated depreciation                                            30,823
                                                                                 -------------
                  TOTAL                                                          $      36,057
                                                                                 =============

                                                          NETGUARD SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                                  MARCH 31, 1996
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
================================================================================

NOTE 3 - NOTES PAYABLE - STOCKHOLDER

        Notes payable - stockholder represents monies borrowed from one stockholder. The monies were borrowed at various dates, accrue interest ranging from 10% to 12% per annum, are due on demand, and are unsecured. As of March 31, 1996, the outstanding balance was $1,410,568.


NOTE 4 - COMMITMENTS AND CONTINGENCIES

        Leases
        The Company leases certain facilities for its corporate and operations office on a month-to-month basis. For the years ended March 31, 1996 and 1995, total rent expense was $45,428 and $35,319, respectively.

        The following is a schedule by years of future minimum rental payments required under these long-term lease agreements:

                  Year ending
                    March 31,
                  -----------

                      1997                      $      24,252
                      1998                             48,504
                                                -------------

                          TOTAL                 $      72,756
                                                =============


NOTE 5 - INCOME TAXES

        Income tax expense was $800 for both the years ended March 31, 1996 and 1995 and consists of the minimum State of California franchise taxes.

                                                          NETGUARD SYSTEMS, INC.
                                                   NOTES TO FINANCIAL STATEMENTS
                                                                  MARCH 31, 1996
                        (SEE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
================================================================================


NOTE 5 - INCOME TAXES (CONTINUED)

        Income tax expense for the years ended March 31, 1996 and 1995 differs from the amounts computed by applying a United States Federal income tax rate of 34% to pretax loss as a result of the following:

                                                                      1996            1995
                                                                 -------------   -------------

                  Computed "expected" tax benefit                $    (469,310)  $    (440,250)

                  Reduction in income taxes resulting from:
                      Change in the valuation allowance
                          for deferred tax assets allocated to
                          income tax expense                           469,310         440,250

                      State income taxes                                   800             800
                                                                 -------------   -------------

                             TOTAL                               $         800   $         800
                                                                 =============   =============

        The tax effect of temporary differences that give rise to significant portions of the deferred tax assets at March 31, 1996 and 1995 are presented below. Deferred tax liabilities at March 31, 1996 and 1995 are not significant:

                                                                       1996            1995
                                                                 -------------   ----------
                  Deferred tax assets
                      Inventories, principally due to
                          allowance for inventory
                          obsolescence                           $      10,825   $      10,825
                      Net operating loss carryforwards               1,365,967         832,472
                                                                 -------------   -------------

                          Total gross deferred tax assets            1,376,792         843,297
                          Less valuation allowance                   1,376,792         843,297
                                                                 -------------   -------------

                             NET DEFERRED TAX ASSETS             $           -   $           -
                                                                 =============   =============


        At March 31, 1996, the Company had net operating loss carryforwards of approximately $3,500,000 and $1,800,000 for federal and state tax reporting purposes, respectively, which if not utilized to offset future taxable income, will expire through 2011. The Tax Reform Act of 1986 includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events, including changes in stock ownership, should occur.

                                                    NETGUARD TECHNOLOGIES, INC./
                                                       ROLLO ENTERTAINMENT, INC.
                                                        PRO FORMA BALANCE SHEETS
                                                        AS OF SEPTEMBER 30, 1996
                                                                     (UNAUDITED)
================================================================================

                                                          ASSETS

                                            Rollo              NetGuard                               Combined
                                        Entertainment         Technologies       Adjustments           Total
                                        ---------------     ---------------     ---------------    ----------------
CURRENT ASSETS
   Cash                                 $        53,039     $        40,244     $             -    $         93,283
   Accounts receivable                                -              82,471                   -              82,471
   Inventory                                          -              40,508                   -              40,508
                                        ---------------     ---------------     ---------------    ----------------

     Total current assets                        53,039             163,223                   -             216,262

NET FIXED ASSETS                                 77,374              54,464                   -             131,838
OTHER ASSETS                                      3,966              30,910                   -              34,876
                                        ---------------     ---------------     ---------------    ----------------

         TOTAL ASSETS                   $       134,379     $       248,597     $             -    $        382,976
                                        ===============     ===============     ===============    ================


                                         LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
   Accounts payable                     $         7,950     $        33,832     $             -    $         41,782
   Accrued expenses                               9,099              73,996                   -              83,095
   Loan payable                                  50,000              75,000                   -             125,000
   Note payable - stockholder                    32,500              65,139                   -              97,639
                                        ---------------     ---------------     ---------------    ----------------

     Total current liabilities                   99,549             247,967                   -             347,516

NOTE PAYABLE - STOCKHOLDER, net
   of current portion above                      70,000             453,861                   -             523,861
                                        ---------------     ---------------     ---------------    ----------------

       Total liabilities                        169,549             701,828                   -             871,377
                                        ---------------     ---------------     ---------------    ----------------

STOCKHOLDERS' DEFICIENCY
   Common stock                                     465              97,471             (35,635)             62,301
   Additional paid-in capital                   271,972                   -            (271,972)                  -
   Accumulated deficit                         (307,607)           (550,702)            307,607            (550,702)
                                        ---------------     ---------------     ---------------    ----------------

     Total stockholders' deficiency             (35,170)           (453,231)                  -            (488,401)
                                        ---------------     ---------------     ---------------    ----------------

         TOTAL LIABILITIES AND
           STOCKHOLDERS'
           DEFICIENCY                   $       134,379     $       248,597     $             -    $        382,976
                                        ===============     ===============     ===============    ================

   The accompanying notes are an integral part of these financial statements.

                                                    NETGUARD TECHNOLOGIES, INC./
                                                       ROLLO ENTERTAINMENT, INC.
                                               PRO FORMA STATMENTS OF OPERATIONS
                                               FOR THE YEAR ENDED MARCH 31, 1996
                                                                     (UNAUDITED)
================================================================================

                                                                NetGuard
                                            Rollo               Systems                                Combined
                                        Entertainment        (Predecessor)        Adjustments            Total
                                        ---------------     ---------------     ---------------    ----------------
SALES                                   $             -     $       132,900     $             -    $        132,900

COST OF SALES                                         -              68,565                   -              68,565
                                        ---------------     ---------------     ---------------    ----------------

GROSS PROFIT                                          -              64,335                   -              64,335

SELLING, GENERAL, AND
   ADMINISTRATIVE EXPENSES                      110,339           1,400,223                   -           1,510,562
                                        ---------------     ---------------     ---------------    ----------------

LOSS FROM OPERATIONS                           (110,339)         (1,335,888)                  -          (1,446,227)

OTHER EXPENSE                                       (19)            (83,635)                  -             (83,654)
                                        ---------------     ---------------     ---------------    ----------------

NET LOSS                                $      (110,358)    $    (1,419,523)    $             -    $     (1,529,881)
                                        ===============     ================    ===============    =================


   The accompanying notes are an integral part of these financial statements.

                                                    NETGUARD TECHNOLOGIES, INC./
                                                       ROLLO ENTERTAINMENT, INC.
                                              PRO FORMA STATEMENTS OF OPERATIONS
                                     FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1996
                                                                     (UNAUDITED)
================================================================================

                                            Rollo              NetGuard                               Combined
                                        Entertainment        Technologies        Adjustments            Total
                                        ---------------     ---------------     ---------------    ----------------
SALES                                   $           540     $        71,722     $             -    $         72,262

COST OF SALES                                         -              15,317                   -              15,317
                                        ---------------     ---------------     ---------------    ----------------

GROSS PROFIT                                        540              56,405                   -              56,945

SELLING, GENERAL, AND
   ADMINISTRATIVE EXPENSES                      195,503             607,107                   -             802,610
                                        ---------------     ---------------     ---------------    ----------------

LOSS FROM OPERATIONS                           (194,963)           (550,702)                  -            (745,665)

OTHER EXPENSE                                    (2,286)                  -                   -              (2,286)
                                        ---------------     ---------------     ---------------    ----------------

NET LOSS                                $      (197,249)    $      (550,702)    $             -    $       (747,951)
                                        ===============     ===============     ===============    ================





   The accompanying notes are an integral part of these financial statements.


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

                                                    NETGUARD TECHNOLOGIES, INC./
                                                       ROLLO ENTERTAINMENT, INC.
                                         NOTES TO PRO FORMA FINANCIAL STATEMENTS
                                                        AS OF SEPTEMBER 30, 1996
                                                                     (UNAUDITED)
================================================================================


NOTE 1 - BASIS OF PRESENTATION

         The accompany balance sheet at September 30, 1996 assumes the merger between NetGuard Technologies, Inc. ("NetGuard") and Rollo Entertainment, Inc. ("Rollo") took place on September 30, 1996. The pro forma statements of operations for the year ended March 31, 1996 and the six months ended September 30, 1996 assumes the merger between NetGuard and Rollo took place on April 1, 1995 and April 1, 1996, respectively.


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